Exhibit 99.1

TOREADOR REPORTS FOURTH QUARTER 2005 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

•	EBITDAX (a non-GAAP financial measure reconciled below) of $3.2 million, up 19% from $2.7 million in the fourth quarter of 2004
•	Operating income of $109 thousand, compared to an operating loss of $619 thousand in the same period of 2004
•	Total revenues of $8.5 million, up 33% from the fourth quarter of 2004

DALLAS, TEXAS – (March 9, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today announced financial results for the fourth quarter of 2005.

For the fourth quarter of 2005, Toreador reported income available to common shares of $2.4 million, or $0.15 per diluted share, compared to a loss of $362 thousand in the fourth quarter of 2004, or a loss of $0.03 per diluted share. Diluted weighted average shares outstanding in the fourth quarter of 2005 were 16.8 million, compared to 9.7 million diluted weighted average shares outstanding in the fourth quarter of 2004.

Operating income in the fourth quarter of 2005 was $109 thousand, compared to an operating loss of $619 thousand in the fourth quarter of 2004. Total revenues for the three months ended December 31, 2005 were $8.5 million, compared to $6.4 million for the same period in 2004. The average realized price in the fourth quarter of 2005 was $52.92 per barrel of oil equivalent (BOE), compared to $39.55 per BOE in the fourth quarter of 2004.

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX, a non-GAAP financial measure reconciled below) was $3.2 million in the three months ended December 31, 2005 compared to $2.7 million for the three months ended December 31, 2004.

“Toreador is entering a period of significant growth,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “We began 2006 with a production rate of approximately 1,600 barrels per day equivalent. During the first quarter we added roughly 500 barrels of oil per day of production in France, and by the end of the quarter should add another 1,100 barrels per day equivalent of production in Romania, which we believe will be the first ever

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sales of natural gas produced by a foreign company in that country. At that point, our production rate will be approximately twice the rate we started with at the beginning of 2006 . When the first phase of production from the South Akcakoca Sub-basin offshore Turkey is brought on-line in the second half of the year, our share of the production should be approximately 3,500 barrels per day equivalent of natural gas. By the end of the year we expect to have grown our production rate by nearly four times from the rate at the beginning of the year.”

In the fourth quarter of 2005, Toreador’s oil and gas production was approximately 163 thousand barrels of oil equivalent (MBOE) compared to 165 MBOE during the same period last year. The average realized price of oil in the fourth quarter of 2005 was $53.04 per barrel compared to $40.33 per barrel in the fourth quarter of 2004, an increase of 32%. The average realized price of natural gas in the quarter ended December 31, 2005 was $8.73 per thousand cubic feet (Mcf), compared to $5.85 per Mcf for the same period last year, an increase of 59%.

At year end, estimated proved reserves were approximately 15.0 million barrels of oil equivalent (MMBOE) compared to 13.8 MMBOE at December 31, 2004, an increase of 9%. The discounted present value at 10% (pretax) of reserves at year end (a non-GAAP financial measure reconciled below) was $224.8 million compared to $115.1 million at December 31, 2004, an increase of 95%. An average realized oil price of $56.24 per barrel and an average realized natural gas price of $6.98 per Mcf were used to calculate reserves at December 31, 2005.

FULL YEAR RESULTS

For the full year of 2005 Toreador reported income applicable to common shares of $6.3 million or $0.42 per diluted share, compared to income available to common shares of $24.3 million, or $1.97 per diluted share, for the same period last year. In 2004 we sold our U.S. producing and non-producing mineral and royalty portfolio which resulted in income from discontinued operations of $17.5 million, or $1.37 per diluted share.

Operating income in 2005 was $4.7 million, up 194% compared to $1.6 million in 2004. Total revenues in 2005 were $30.9 million, up 47% compared to $21.0 million in 2004. EBITDAX (a non-GAAP financial measure reconciled below) was $14.1 million, up 66% compared to $8.5 million in 2004

In 2005, Toreador’s oil and gas production was approximately 624 MBOE compared to approximately 634 MBOE in 2004. The average realized price of oil in 2005 was $50.17 per barrel, compared to $35.24 per barrel in 2004, an increase of 42%. The average realized price of natural gas in 2005 was $7.56 per Mcf compared to $5.65 per Mcf in 2004, an increase of 34%.

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OPERATIONAL UPDATE

Turkey

Offshore Turkey, the Akkaya-2 well has been drilled through the Eocene-age Kusuri formation, and has confirmed the presence of natural gas on the northern flank of the Akkaya structure. Logs indicate approximately 21 meters of net pay from 1,040 meters to 1,120 meters, which was in line with expectations. The well will be tested next week and results will be released when work is completed.

In extended testing of the Dogu Ayazli-1 well, the production rate from the bottom 10 meters of pay improved to over 9.0 million cubic feet of gas per day (MMcfd) from an initial rate of 7.3 MMcfd as previously reported. The Prometheus jackup rig has finished operations on the Dogu Ayazli-1 and has spudded the Dogu Ayazli-2, which is being drilled towards the northwest flank of the Dogu Ayazli structure.

Atwood Oceanics has informed the company that the operator currently employing the Southern Cross has scheduled a well that will be longer in duration than originally anticipated. As a result of this unexpected event, the arrival of the Southern Cross is now estimated to be late in the third quarter, when it will be used to drill two wells for Toreador and its partners before drilling two wells for another company in Bulgaria, and then returning to Turkish waters to drill an additional well. The delayed arrival will have no effect on the delivery of first production in the second half of 2006 from the South Akcakoca Sub-basin.

Romania

Construction of the production facility for the Fauresti rehabilitation permit is complete and the facility is undergoing final testing for operations. It is expected that the necessary permits to begin selling natural gas will be granted in the coming weeks, and that production will begin by the end of March. Initial production rates are expected to be approximately 6 MMcfd of natural gas and 50 barrels of condensate per day.

Hungary

In Hungary, Toreador plans to drill its first exploration well in the northern part of the Szolnok block. The spud date is scheduled to be in May. The well will be drilled in the Kenderes area to test a potential gas-bearing Tertiary-age Pannonian turbidite at approximately 1,700 meters depth.

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CONFERENCE CALL

A conference call to discuss fourth quarter 2005 results and operational activities will be held today at 10:00 am Central, 11:00 am Eastern time.

Active participants who wish to ask questions during the conference call should dial toll free 800-798-2884 (international dial 1-617-614-6207), passcode 64205225 approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010 (international dial 1-617-801-6888), passcode 74657356 to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. Table 1 below reconciles EBITDAX with income from continuing operations as derived from the company’s financial information.

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Table 1: Reconciliation of EBITDAX to Income from continuing operations

The discounted present value at 10% (pretax) of reserves represents the discounted future cash flows attributable to our proved oil and natural gas reserves before income tax, discounted at 10%. Although it is a non-GAAP measure, we believe that the presentation of the discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. Table 2 below compares the discounted present value at 10% (pretax) of reserves with the standardized measure of discounted future net cash flows, which represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

Table 2: Discounted present value at 10% (pretax) of proved reserves at December 31, 2005, compared to standardized measure of proved reserves

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product

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demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

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